UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 13, 2017

ASHFORD HOSPITALITY PRIME, INC.

(Exact name of registrant as specified in its charter)

MARYLAND	001-35972	46-2488594
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 13, 2017, the diligence period expired under the Sale and Purchase Agreement by and between WTCC Beaver Creek Investors V, L.L.C. (the “Seller”) and Ashford Hospitality Prime Limited Partnership (the “Company”), a subsidiary of Ashford Hospitality Prime, Inc., as amended on March 13, 2017 (as amended, the “Acquisition Agreement”).  Pursuant to the Acquisition Agreement, the Company has agreed to acquire the 190-room Park Hyatt Beaver Creek Resort & Spa in Beaver Creek, Colorado from the Seller for an aggregate purchase price of $145.5 million, subject to adjustment as provided in the Acquisition Agreement, which represents a purchase price of $766,000 per key (the “Acquisition”). The Acquisition is expected to close within 30 days of the execution of the Acquisition Agreement, subject to customary closing conditions.

The Acquisition Agreement contains terms, conditions, covenants, representations and warranties from each of the respective parties that are customary and typical for a transaction of this nature. As required by the Acquisition Agreement, the Company has deposited a total of $6 million into escrow pending the closing or termination of the Acquisition Agreement. Subject to limitations set forth in the Acquisition Agreement, the Seller has agreed to indemnify the Company against (i) any losses that the Company incurs to the extent such losses result from obligations of the Seller not expressly assumed or agreed to be assumed by the Company under the Acquisition Agreement, (ii) any acts, omissions or occurrences which occur, accrue or arise prior to the closing date of the Acquisition and (iii) any liability arising prior to the closing date of the Acquisition under the Hotel Management Agreement, dated December 11, 1987, by and between the Seller and Hyatt Corporation.  Following the closing of the Acquisition Agreement, the Hyatt Corporation will manage the Park Hyatt Beaver Creek Resort & Spa.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2017

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel